CHASE

GLOBAL CUSTODY AGREEMENT



	This AGREEMENT is effective December 6, 1996 and is between THE CHASE MANHATTAN BANK ("Bank") and each of the investment companies listed on Exhibit I hereto, as amended from time to time, each acting on its own behalf and not on behalf of any other investment company and each being solely responsible for its obligations (each, a "Customer").


1.	Customer Accounts.

	Bank shall establish and maintain the following accounts ("Accounts"):

	(a)	A custody account in the name of Customer
("Custody Account") for any and all stocks, shares, bonds, debentures, notes, mortgages or other obligations for the payment of money, bullion, coin and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same or evidencing or representing any other rights or interests therein and other similar property whether certificated or uncertificated as may be received by Bank or its Subcustodian (as defined in Section 3) for the account of Customer ("Securities"); and

	(b)	A deposit account in the name of Customer
("Deposit Account") for any and all cash in any currency received by Bank or its Subcustodian for the account of Customer, which cash shall not be subject to withdrawal by draft or check.

	Customer warrants its authority to: 1) deposit the cash and Securities ("Assets") received in the Accounts and
2) give Instructions (as defined in Section 11) concerning the Accounts. Bank may deliver securities of the same class in place of those deposited in the Custody Account.

	Upon written agreement between Bank and Customer, additional Accounts may be established and separately accounted for as additional Accounts hereunder.

2.	Maintenance of Securities and Cash at Bank and
Subcustodian Locations.

	Unless Instructions specifically require another location acceptable to Bank:

	(a)	Securities shall be held in the country or other
jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for payment or where such Securities are acquired;
and

	(b)	Cash shall be credited to an account in a
country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

	Cash may be held pursuant to Instructions in either interest or non-interest bearing accounts as may be available for the particular currency. To the extent Instructions are issued and Bank can comply with such Instructions, Bank is authorized to maintain cash balances on deposit for Customer with itself or one of its "Affiliates" at such reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as Customer may direct, if acceptable to Bank. For purposes hereof, the term "Affiliate" shall mean an entity controlling, controlled by, or under common control with, Bank.

	If Customer wishes to have any of its Assets held in the custody of an institution other than the established Subcustodians as defined in Section 3 (or their securities depositories), such arrangement must be authorized by a written agreement, signed by Bank and Customer.

3.	Subcustodians and Securities Depositories.

	Bank may act hereunder through the subcustodians listed in Schedule A hereof with which Bank has entered into subcustodial agreements ("Subcustodians"). Customer authorizes Bank to hold Assets in the Accounts in accounts which Bank has established with one or more of its branches or Subcustodians. Bank and Subcustodians are authorized to hold any of the Securities in their account with any securities depository in which they participate.

	Bank reserves the right to add new, replace or remove
Subcustodians. Customer shall be given reasonable notice by Bank of any amendment to Schedule A. Upon request by Customer, Bank shall identify the name, address and principal place of business of any Subcustodian of Customer's Assets and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

4.	Use of Subcustodian.

	(a)	Bank shall identify the Assets on its books as
belonging to Customer.

	(b)	A Subcustodian shall hold such Assets together
with assets belonging to other customers of Bank in accounts identified on such Subcustodian's books as custody accounts for the exclusive benefit of customers of Bank.

	(c)	Any Assets in the Accounts held by a
Subcustodian shall be subject only to the instructions of Bank or its agent. Any Securities held in a securities depository for the account of a Subcustodian shall be subject only to the instructions of such Subcustodian.

	(d)	Any agreement Bank enters into with a
Subcustodian for holding Bank's customers' assets shall provide that such assets shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian, except for safe custody or administration, and that the beneficial ownership of such assets shall be freely transferable without the payment of money or value other than for safe custody or administration. The foregoing shall not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

5.	Deposit Account Transactions.

	(a)	Bank or its Subcustodians shall make payments
from the Deposit Account upon receipt of Instructions which include all information required by Bank.

	(b)	In the event that any payment to be made under
this Section 5 exceeds the funds available in the Deposit Account, Bank, in its discretion, may advance Customer such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by Bank on similar loans.

	(c)	If Bank credits the Deposit Account on a payable
date, or at any time prior to actual collection and reconciliation to the Deposit Account, with interest, dividends, redemptions or any other amount due, Customer shall promptly return any such amount upon oral or written notification: (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited. If Customer does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Customer, to reverse such credit by debiting the Deposit Account for the amount previously credited. Bank or its Subcustodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but may act for Customer upon Instructions after consultation with Customer.

6.	Custody Account Transactions.

	(a)	Securities shall be transferred, exchanged or
delivered by Bank or its Subcustodian upon receipt by Bank of Instructions which include all information required by Bank. Settlement and payment for Securities received for, and delivery of Securities out of, the Custody Account may be made in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivery of Securities to a purchaser, dealer or their agents against a receipt with the expectation of receiving later payment and free delivery. Delivery of Securities out of the Custody Account may also be made in any manner specifically required by Instructions acceptable to Bank.

	(b)	Bank, in its discretion, may credit or debit the
Accounts on a contractual settlement date with cash or Securities with respect to any sale, exchange or purchase of Securities. Otherwise, such transactions shall be credited or debited to the Accounts on the date cash or Securities are actually received by Bank and reconciled to the Account.

	(i)	Bank may reverse credits or debits made to
the Accounts in its discretion if the related transaction fails to settle within a reasonable period, determined by Bank in its discretion, after the contractual settlement date for the related transaction.

	(ii)	If any Securities delivered pursuant to
this Section 6 are returned by the recipient thereof, Bank may reverse the credits and debits of the particular transaction at any time.

7.	Actions of Bank.

	Bank shall follow Instructions received regarding assets held in the Accounts. However, until it receives
Instructions to the contrary, Bank shall:

	(i)	Present for payment any Securities which
are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that Bank or Subcustodian is actually aware of such opportunities.

	(ii)	Execute in the name of Customer such
ownership and other certificates as may be required to obtain payments in respect of Securities.

	(iii)	Exchange interim receipts or temporary
Securities for definitive Securities.

	(iv)	Appoint brokers and agents for any
transaction involving the Securities, including, without limitation, Affiliates of Bank or any Subcustodian.

	(v)	Issue statements to Customer, at times
mutually agreed upon, identifying the Assets in the Accounts.

	Bank shall send Customer an advice or notification of any transfers of Assets to or from the Accounts. Such statements, advice or notifications shall indicate the identity of the entity having custody of the Assets. Unless Customer sends Bank a written exception or objection to any Bank statement within sixty (60) days of receipt, Customer shall be deemed to have approved such statement. In such event, or where Customer has otherwise approved any such statement, Bank shall, to the extent permitted by law, be released, relieved and discharged with respect to all matters set forth in such statement or reasonably implied therefrom as though it had been settled by the decree of a court of competent jurisdiction in an action where Customer and all persons having or claiming an interest in Customer or Customer's Accounts were parties.

	All collections of funds or other property paid or distributed in respect of Securities in the Custody Account shall be made at the risk of Customer. Bank shall have no liability for any loss occasioned by delay in the actual receipt of notice by Bank or by its Subcustodians of any payment, redemption or other transaction regarding
Securities in the Custody Account in respect of which Bank has agreed to take any action hereunder.

8.	Corporate Actions; Proxies; Tax Reclaims.

	(a)	Corporate Actions.  Whenever Bank receives
information concerning the Securities which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bonus issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to securities holders ("Corporate Actions"), Bank shall give Customer notice of such Corporate Actions to the extent that Bank's central corporate actions department has actual knowledge of a Corporate Action in time to notify its customers.

	When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar Corporate Action is received which bears an expiration date, Bank shall endeavor to obtain Instructions from Customer or its Authorized Person, but if Instructions are not received in time for Bank to take timely action, or actual notice of such Corporate Action was received too late to seek Instructions, Bank is authorized to sell such rights entitlement or fractional interest and to credit the Deposit Account with the proceeds or take any other action it deems, in good faith, to be appropriate in which case it shall be held harmless for any such action.

	(b)	Proxy Voting. Bank shall provide proxy voting
services, if elected by Customer, in accordance with the terms of the proxy voting services rider hereto. Proxy voting services may be provided by Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Affiliates of Bank).

	(c)	Tax Reclaims.

	(i)	Subject to the provisions hereof, Bank
shall apply for a reduction of withholding tax and any refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on Securities for the benefit of Customer which Bank believes may be available to such Customer.

	(ii)	The provision of tax reclaim services by
Bank is conditional upon Bank receiving from the beneficial owner of Securities (A) a declaration of its identity and place of residence and (B) certain other documentation (pro forma copies of which are available from Bank). Customer acknowledges that, if Bank does not receive such declarations, documentation and information, additional United Kingdom taxation shall be deducted from all income received in respect of Securities issued outside the United Kingdom and that U.S. non-resident alien tax or U.S. backup withholding tax shall be deducted from U.S. source income. Customer shall provide to Bank such documentation and information as it may require in connection with taxation, and warrants that, when given, this information shall be true and correct in every respect, not misleading in any way, and contain all material information. Customer undertakes to notify Bank immediately if any such information requires updating or amendment.

	(iii)	Bank shall not be liable to Customer or
any third party for any tax, fines or penalties payable by Bank or Customer, and shall be indemnified accordingly, whether these result from the inaccurate completion of documents by Customer or any third party, or as a result of the provision to Bank or any third party of inaccurate or misleading information or the withholding of material information by Customer or any other third party, or as a result of any delay of any revenue authority or any other matter beyond the control of Bank.

	(iv)	Customer confirms that Bank is authorized
to deduct from any cash received or credited to the Deposit Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Securities or Cash Accounts.

	(v)	Bank shall perform tax reclaim services
only with respect to taxation levied by the revenue authorities of the countries notified to Customer from time to time and Bank may, by notification in writing, at its absolute discretion, supplement or amend the markets in which the tax reclaim services are offered.
Other than as expressly provided in this sub-clause, Bank shall have no responsibility with regard to Customer's tax position or status in any jurisdiction.

	(vi)	Customer confirms that Bank is authorized
to disclose any information requested by any revenue authority or any governmental body in relation to Customer or the Securities and/or Cash held for Customer.

	(vii)	Tax reclaim services may be provided by
Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Affiliates of Bank); provided that Bank shall be liable for the performance of any such third party to the same extent as Bank would have been if it performed such services itself.

9.	Nominees.

	Securities which are ordinarily held in registered form may be registered in a nominee name of Bank, Subcustodian or securities depository, as the case may be. Bank may without notice to Customer cause any such Securities to cease to be registered in the name of any such nominee and to be registered in the name of Customer. In the event that any Securities registered in a nominee name are called for partial redemption by the issuer, Bank may allot the called portion to the respective beneficial holders of such class of security in any manner Bank deems to be fair and equitable. Customer shall hold Bank, Subcustodians, and their respective nominees harmless from any liability arising directly or indirectly from their status as a mere record holder of Securities in the Custody Account.



10.	Authorized Persons.

	As used herein, the term "Authorized Person" means employees or agents including investment managers as have been designated by written notice from Customer or its designated agent to act on behalf of Customer hereunder. Such persons shall continue to be Authorized Persons until such time as Bank receives Instructions from Customer or its designated agent that any such employee or agent is no longer an Authorized Person.

11.	Instructions.

	The term "Instructions" means instructions of any Authorized Person received by Bank, via telephone, telex, facsimile transmission, bank wire or other teleprocess or electronic instruction or trade information system acceptable to Bank which Bank believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded.

	Any Instructions delivered to Bank by telephone shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Customer shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Bank's failure to produce such confirmation at any subsequent time. Bank may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Custody Account. Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank shall make available to Customer or its Authorized Persons.

12.	Standard of Care; Liabilities.

	(a)	Bank shall be responsible for the performance of
only such duties as are set forth herein or expressly contained in Instructions which are consistent with the provisions hereof as follows:

	(i)	Bank shall use reasonable care with
respect to its obligations hereunder and the safekeeping of Assets. Bank shall be liable to Customer for any loss which shall occur as the result of the failure of a Subcustodian to exercise reasonable care with respect to the safekeeping of such Assets to the same extent that Bank would be liable to Customer if Bank were holding such Assets in New York. In the event of any loss to Customer by reason of the failure of Bank or its Subcustodian to utilize reasonable care, Bank shall be liable to Customer only to the extent of Customer's direct damages, to be determined based on the market value of the property which is the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances. Bank shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, lost profits) suffered by Customer in connection with the transactions contemplated hereby and the relationship established hereby even if Bank has been advised as to the possibility of the same and regardless of the form of the action. Bank shall not be responsible for the insolvency of any Subcustodian which is not a branch or Affiliate of Bank.

	(ii)	Bank shall not be responsible for any act,
omission, default or the solvency of any broker or agent which it or a Subcustodian appoints unless such appointment was made negligently or in bad faith.

	(iii)	 Bank shall be indemnified by, and without
liability to Customer for any action taken or omitted by Bank whether pursuant to Instructions or otherwise within the scope hereof if such act or omission was in good faith, without negligence. In performing its obligations hereunder, Bank may rely on the genuineness of any document which it believes in good faith to have been validly executed.

	(iv)	Customer shall pay for and hold Bank
harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses with respect to income from or Assets in the Accounts.

	(v)	Bank shall be entitled to rely, and may
act, upon the advice of counsel (who may be counsel for Customer) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

	(vi)	Bank need not maintain any insurance for
the benefit of Customer.

	(vii)	Without limiting the foregoing, Bank shall
not be liable for any loss which results from: 1) the general risk of investing, or 2) investing or holding
Assets in a particular country including, but not limited to, losses resulting from malfunction, interruption of or error in the transmission of infor-mation caused by any machines or system or interruption of communication facilities, abnormal operating conditions, nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Assets.

	(viii)	Neither party shall be liable to the
other for any loss due to forces beyond their control including, but not limited to strikes or work stoppages, acts of war (whether declared or undeclared) or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God.

	(b)	Consistent with and without limiting the first
paragraph of this Section 12, it is specifically acknowledged that Bank shall have no duty or responsibility to:

	(i)	question Instructions or make any
suggestions to Customer or an Authorized Person regarding such Instructions;

	(ii)	supervise or make recommendations with
respect to investments or the retention of Securities;

	(iii)	advise Customer or an Authorized Person
regarding any default in the payment of principal or income of any security other than as provided in
Section 5(c) hereof;

	(iv)	evaluate or report to Customer or an
Authorized Person regarding the financial condition of any broker, agent or other party to which Securities are delivered or payments are made pursuant hereto;
and

	(v)	review or reconcile trade confirmations
received from brokers.  Customer or its Authorized
Persons (as defined in Section 10) issuing
Instructions shall bear any responsibility to review such confirmations against Instructions issued to and statements issued by Bank.

	(c)	Customer authorizes Bank to act hereunder
notwithstanding that Bank or any of its divisions or Affiliates may have a material interest in a transaction, or circumstances are such that Bank may have a potential conflict of duty or interest including the fact that Bank or any of its Affiliates may provide brokerage services to other customers, act as financial advisor to the issuer of Securities, act as a lender to the issuer of Securities, act in the same transaction as agent for more than one customer, have a material interest in the issue of Securities, or earn profits from any of the activities listed herein.

13.	Fees and Expenses.

	Customer shall pay Bank for its services hereunder such amounts as may be agreed upon in writing, together with Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees. Bank shall have a lien on and is authorized to charge any Accounts of Customer for any amount owing to Bank under any provision hereof.

14.	Miscellaneous.

	(a)	Foreign Exchange Transactions.  To facilitate
the administration of Customer's trading and investment activity, Bank is authorized to enter into spot or forward foreign exchange contracts with Customer or an Authorized Person for Customer and may also provide foreign exchange through its subsidiaries, Affiliates or Subcustodians. Instructions, including standing instructions, may be issued with respect to such contracts but Bank may establish rules or limitations concerning any foreign exchange facility made available. In all cases where Bank, its subsidiaries, Affiliates or Subcustodians enter into a foreign exchange contract related to Accounts, the terms and conditions of the then current foreign exchange contract of Bank, its subsidiary, Affiliate or Subcustodian and, to the extent not inconsistent, this Agreement shall apply to such transaction.

	(b)	Certification of Residency, etc.  Customer
certifies that it is a resident of the United States and shall notify Bank of any changes in residency. Bank may rely upon this certification or the certification of such other facts as may be required to administer Bank's obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

	(c)	Access to Records.  Bank shall allow Customer's
independent public accountant reasonable access to the records of Bank relating to the Assets as is required in connection with their examination of books and records pertaining to Customer's affairs. Subject to restrictions under applicable law, Bank shall also obtain an undertaking to permit Customer's independent public accountants reasonable access to the records of any Subcustodian which has physical possession of any Assets as may be required in connection with the examination of Customer's books and records.

	(d)	Governing Law; Successors and Assigns, Captions
THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF
THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS
MADE AND TO BE PERFORMED IN NEW YORK
and shall not be assignable by either party, but shall bind the successors in interest of Customer and Bank.
The captions given to the sections and subsections of this Agreement are for convenience of reference only and are not to be used to interpret this Agreement.

	(e)	Entire Agreement; Applicable Riders.  Customer
represents that the Assets deposited in the Accounts are (Check one):

	       Employee Benefit Plan or other assets subject to the Employee Retirement Income Security Act of
1974, as amended ("ERISA");

	  X    Investment Company assets subject to certain
U.S. Securities and Exchange Commission rules and regulations;

	       Neither of the above.

	This Agreement consists exclusively of this document together with Schedule A, Exhibit I and the following
Rider(s) [Check applicable rider(s)]:

	       ERISA

	   X   INVESTMENT COMPANY

	   X  PROXY VOTING

	   X    SPECIAL TERMS AND CONDITIONS

	There are no other provisions hereof and this Agreement supersedes any other agreements, whether written or oral, between the parties. Any amendment hereto must be in writing, executed by both parties.

	(f)	Severability.  In the event that one or more
provisions hereof are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions shall not in any way be affected or impaired.

	(g)	Waiver.  Except as otherwise provided herein, no
failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision hereof, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

	(h) 	Representations and Warranties.  (i) Customer
hereby represents and warrants to Bank that: (A) it has full authority and power to deposit and control the Securities and cash deposited in the Accounts; (B) it has all necessary authority to use Bank as its custodian; (C) this Agreement is its legal, valid and binding obligation, enforceable in accordance with its terms; (D) it shall have full authority and power to borrow moneys and enter into foreign exchange transactions; and (E) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank. (ii)
Bank hereby represents and warrants to Customer that: (A) it has the power and authority to perform its obligations hereunder, (B) this Agreement constitutes a legal, valid and binding obligation on it; enforceable in accordance with its terms; and (C) that it has taken all necessary action to authorize the execution and delivery hereof.

	(i)	Notices.  All notices hereunder shall be
effective when actually received. Any notices or other communications which may be required hereunder are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing: (a) Bank: The Chase Manhattan Bank, 4
Chase MetroTech Center, Brooklyn, NY  11245, Attention:
Global Custody Division; and  (b) Customer: C/O Smith
Barney Inc., 388 Greenwich Street, 22nd Floor, New York,
New York  10013, Attn:  Lewis E. Daidone or Christina T.
Sydor.

	(j)	Termination.  This Agreement may be terminated
by Customer or Bank by giving sixty (60) days written notice to the other, provided that such notice to Bank shall specify the names of the persons to whom Bank shall deliver the Assets in the Accounts. If notice of termination is given by Bank, Customer shall, within sixty (60) days following receipt of the notice, deliver to Bank
Instructions specifying the names of the persons to whom Bank shall deliver the Assets. In either case Bank shall deliver the Assets to the persons so specified, after deducting any amounts which Bank determines in good faith to be owed to it under Section 13. If within sixty (60) days following receipt of a notice of termination by Bank, Bank does not receive Instructions from Customer specifying the names of the persons to whom Bank shall deliver the Assets, Bank, at its election, may deliver the Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions hereof, or to Authorized Persons, or may continue to hold the Assets until Instructions are provided to Bank.

	(k)	Imputation of Certain Information.  Bank shall
not be held responsible for and shall not be required to have regard to information held by any person by imputation or information of which Bank is not aware by virtue of a "Chinese Wall" arrangement. If Bank becomes aware of confidential information which in good faith it feels inhibits it from effecting a transaction hereunder Bank may refrain from effecting it.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

						CUSTOMER




By:____________________________________________
Title:  Senior Vice President and Treasurer
Date:  December 6, 1996


THE CHASE MANHATTAN BANK




By:____________________________________________
Title:
Date:
78111


STATE OF NEW YORK	)
				:  ss.
COUNTY OF NEW YORK	)


	On this 6th day of December, 1996, before me personally came Lewis E. Daidone, to me known, who being by me duly sworn, did depose and say that he resides in Holmdel, New Jersey at 15 Sherwood Court, that he is Senior Vice President and Treasurer of Customer, the entity described in and which executed the foregoing instrument; and that he signed his name thereto by order of said entity.



				Lewis E. Daidone


Sworn to before me this 6th

day of December, 1996.



	   Notary



STATE OF NEW YORK		)
					:  ss.
COUNTY OF NEW YORK		)


	On this _______ day of December, 1996, before me
personally came
, to me known, who being by me duly sworn, did depose and
say that he/she resides in
at         that he/she is a Vice President of THE CHASE MANHATTAN
BANK, the corporation described in and which executed the foregoing instrument; that he/she knows the seal of said corporation, that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like order.





Sworn to before me this

day of                 , 199   .



	   Notary



EXHIBIT I
Dated December 6, 1996


Smith Barney World Funds, Inc.
	Emerging Market Portfolio
	European Portfolio
	Global Government Bond Portfolio
	International Balanced Portfolio
	International Equity Portfolio
	Pacific Portfolio

Smith Barney Natural Resources Fund Inc.

Smith Barney Income Funds
	Smith Barney Diversified Strategic Income Fund

Consulting Group Capital Markets Funds (TRAK)
	International Equity Investments
	International Fixed Income Investments
	Emerging Markets Equity Investments

The Italy Fund

Travelers Series Fund Inc. (Vintage)
	GT Global Strategic Income Portfolio
	Smith Barney International Equity Portfolio
	Smith Barney Pacific Basin Portfolio

Travelers Series Trust (Architect)
	Lazard International Stock Portfolio

Smith Barney Series Trust (Symphony)
	Diversified Strategic Income Fund
	International Equity Fund






	Investment Company  Rider to Global Custody Agreement
	Between The Chase Manhattan Bank and
	Each of the Investment Companies listed on Exhibit I to said Global Custody Agreement
	effective December 6, 1996

	Customer represents that the Assets being placed in Bank's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act"), as the same may be amended from time to time.

	Except to the extent that Bank has specifically agreed to comply with a condition of a rule, regulation, interpretation promulgated by or under the authority of the Securities and Exchange Commission ("SEC") or the Exemptive Order applicable to accounts of this nature issued to Bank (1940 Act, Release No. 12053, November 20, 1981), as amended, or unless Bank has otherwise specifically agreed, Customer shall be solely responsible to assure that the maintenance of Assets hereunder complies with such rules, regulations, interpretations or exemptive order promulgated by or under the authority of the Securities Exchange Commission.

	The following modifications are made to the Agreement:

	Section 3.    Subcustodians and Securities
Depositories.

	Add the following language to the end of Section 3:

	The terms Subcustodian and securities depositories as used herein shall mean a branch of a qualified U.S.
bank, an eligible foreign custodian or an eligible foreign securities depository, which are further defined as follows:

	(a)  "qualified U.S. Bank" shall mean a qualified U.S.
bank as defined in Rule 17f-5 under the 1940 Act;

	(b) "eligible foreign custodian" shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof and that has shareholders' equity in excess of $200 million in U.S.
currency (or a foreign currency equivalent thereof) as of the close of its fiscal year most recently completed prior to the date hereof, (ii) a majority owned direct or indirect subsidiary of a qualified
U.S. bank or bank holding company that is incorporated or organized under the laws of a country other than the United States and that has shareholders' equity in excess of $100 million in U.S. currency (or a foreign currency equivalent thereof) as of the close of its fiscal year most recently completed prior to the date hereof, (iii) a banking institution or trust company incorporated or organized under the laws of a country other than the United States or a majority owned direct or indirect subsidiary of a qualified U.S. bank or bank holding company that is incorporated or organized under the laws of a country other than the United States which has such other qualifications as shall be specified in Instructions and approved by Bank; or (iv) any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC; and

	(c) "eligible foreign securities depository" shall mean a securities depository or clearing agency, incorporated or organized under the laws of a country other than the United States, which operates (i) the central system for handling securities or equivalent book-entries in that country, or (ii) a transnational system for the central handling of securities or equivalent book-entries.

	Customer represents that its Board of Directors has approved each of the Subcustodians listed in Schedule A hereto, and further represents that its Board has determined that the use of each Subcustodian and the terms of each subcustody agreement are consistent with the best interests of the Fund(s) and its (their) shareholders. Bank shall supply Customer with any amendment to Schedule A for approval. Customer has supplied or shall supply Bank with certified copies of its Board of Directors resolution(s) with respect to the foregoing prior to placing Assets with any Subcustodian so approved.

	Section 11.    Instructions.

	Add the following language to the end of Section 11:

	Deposit Account Payments and Custody Account
Transactions made pursuant to Section 5 and 6 hereof may be made only for the purposes listed below.
Instructions must specify the purpose for which any transaction is to be made and Customer shall be solely responsible to assure that Instructions are in accord with any limitations or restrictions applicable to Customer by law or as may be set forth in its prospectus.

	(a) In connection with the purchase or sale of Securities at prices as confirmed by Instructions;

	(b) When Securities are called, redeemed or retired, or otherwise become payable;

	(c) In exchange for or upon conversion into other securities alone or other securities and cash pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment;

	(d) Upon conversion of Securities pursuant to their terms into other securities;

	(e) Upon exercise of subscription, purchase or other similar rights represented by Securities;

	(f) For the payment of interest, taxes, management or supervisory fees, distributions or operating expenses;

	(g) In connection with any borrowings by Customer requiring a pledge of Securities, but only against receipt of amounts borrowed;

	(h) In connection with any loans, but only against receipt of adequate collateral as specified in Instructions which shall reflect any restrictions applicable to Customer;

	(i) For the purpose of redeeming shares of the capital stock of Customer and the delivery to, or the crediting to the account of, Bank, its Subcustodian or Customer's transfer agent, such shares to be purchased or redeemed;

	(j) For the purpose of redeeming in kind shares of Customer against delivery to Bank, its Subcustodian or Customer's transfer agent of such shares to be so redeemed;

	(k) For delivery in accordance with the provisions of any agreement among Customer, Bank and a broker-dealer registered under the Securities Exchange Act of 1934 and a member of The National Association of Securities
Dealers, Inc., relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by Customer;

	(l) For release of Securities to designated brokers under covered call options, provided, however, that such Securities shall be released only upon payment to Bank of monies for the premium due and a receipt for the Securities which are to be held in escrow. Upon exercise of the option, or at expiration, Bank shall receive from brokers the Securities previously deposited. Bank shall act strictly in accordance with Instructions in the delivery of Securities to be held in escrow and shall have no responsibility or liability for any such Securities which are not returned promptly when due other than to make proper request for such return;

	(m) For spot or forward foreign exchange transactions to facilitate security trading, receipt of income from Securities or related transactions;

	(n) For other proper purposes as may be specified in Instructions issued by an officer of Customer which shall include a statement of the purpose for which the delivery or payment is to be made, the amount of the payment or specific Securities to be delivered, the name of the person or persons to whom delivery or payment is to be made, and a certification that the purpose is a proper purpose under the instruments governing Customer; and

	(o)  Upon the termination hereof as set forth in
Section 14(j).

	Section 12.    Standard of Care; Liabilities.

	Add the following at the end of Section as 12:

	(d) Bank hereby warrants to Customer that in its opinion, after due inquiry, the established procedures to be followed by each of its branches, each branch of a qualified U.S. Bank, each eligible foreign custodian and each eligible foreign securities depository holding Customer's Securities pursuant hereto afford protection for such Securities at least equal to that afforded by Bank's established procedures with respect to similar securities held by Bank and its securities depositories in New York.

	Section 14.    Access to Records.

	Add the following language to the end of Section
14(c):

	Upon reasonable request from Customer, Bank shall furnish Customer such reports (or portions thereof) of Bank's system of internal accounting controls applicable to Bank's duties hereunder. Bank shall endeavor to obtain and furnish Customer with such similar reports as it may reasonably request with respect to each Subcustodian and securities depository holding Assets.


	GLOBAL PROXY SERVICE RIDER
To Global Custody Agreement
	Between
	THE CHASE MANHATTAN BANK
	AND
	Each of the Investment Companies Listed on Exhibit I to said Global Custody Agreement dated December 6, 1996.

1.	Global Proxy Services ("Proxy Services") shall be
provided for the countries listed in the procedures and guidelines ("Procedures") furnished to Customer, as the same may be amended by Bank from time to time on prior notice to Customer. The Procedures are incorporated by reference herein and form a part of this Rider.

2.	Proxy Services shall consist of those elements as set
forth in the Procedures, and shall include (a) notifications ("Notifications") by Bank to Customer of the dates of pending shareholder meetings, resolutions to be voted upon and the return dates as may be received by Bank or provided to Bank by its Subcustodians or third parties, and (b) voting by Bank of proxies based on Customer Directions. Original proxy materials or copies thereof shall not be provided. Notifications shall generally be in English and, where necessary, shall be summarized and translated from such non-English materials as have been made available to Bank or its Subcustodian. In this respect Bank's only obligation is to provide information from sources it believes to be reliable and/or to provide materials summarized and/or translated in good faith. Bank reserves the right to provide Notifications, or parts thereof, in the language received. Upon reasonable advance request by Customer, backup information relative to
Notifications, such as annual reports, explanatory material concerning resolutions, management recommendations or other material relevant to the exercise of proxy voting rights shall be provided as available, but without translation.

3.	While Bank shall attempt to provide accurate and
complete Notifications, whether or not translated, Bank shall not be liable for any losses or other consequences that may result from reliance by Customer upon Notifications where Bank prepared the same in good faith.

4.	Notwithstanding the fact that Bank may act in a
fiduciary capacity with respect to Customer under other agreements or otherwise under the Agreement, in performing Proxy Services Bank shall be acting solely as the agent of Customer, and shall not exercise any discretion with regard to such Proxy Services.

5.	Proxy voting may be precluded or restricted in a
variety of circumstances, including, without limitation, where the relevant Securities are: (i) on loan; (ii) at registrar for registration or reregistration; (iii) the subject of a conversion or other corporate action; (iv) not held in a name subject to the control of Bank or its Subcustodian or are otherwise held in a manner which precludes voting;
(v) not capable of being voted on account of local market regulations or practices or restrictions by the issuer; or (vi) held in a margin or collateral account.

6.	Customer acknowledges that in certain countries Bank
may be unable to vote individual proxies but shall only be able to vote proxies on a net basis (e.g., a net yes or no vote given the voting instructions received from all customers).

7.	Customer shall not make any use of the information
provided hereunder, except in connection with the funds or plans covered hereby, and shall in no event sell, license, give or otherwise make the information provided hereunder available, to any third party, and shall not directly or indirectly compete with Bank or diminish the market for Proxy Services by provision of such information, in whole or in part, for compensation or otherwise, to any third party.

8.	The names of Authorized Persons for Proxy Services
shall be furnished to Bank in accordance with "10 of the Agreement. Proxy Services fees shall be as set forth in "13 of the Agreement or as separately agreed.


	DOMESTIC AND GLOBAL
	SPECIAL TERMS AND CONDITIONS RIDER


Domestic Corporate Actions and Proxies

With respect to domestic U.S. and Canadian Securities (the latter if held in DTC), the following provisions shall apply rather than the pertinent provisions of Section 8 of the Agreement and the Global Proxy Service rider:

	Bank shall send to Customer or the Authorized
Person for a Custody Account, such proxies
(signed in blank, if issued in the name of Bank's nominee or the nominee of a central depository) and communications with respect to Securities in the Custody Account as call for voting or relate to legal proceedings within a reasonable time after sufficient copies are received by Bank for forwarding to its customers. In addition, Bank shall follow coupon payments, redemptions, exchanges or similar matters with respect to Securities in the Custody Account and advise Customer or the Authorized Person for such Account of rights issued, tender offers or any other discretionary rights with respect to such Securities, in each case, of which Bank has received notice from the issuer of the Securities, or as to which notice is published in publications routinely utilized by Bank for this purpose.


	AMENDMENT, dated as of October 27, 1997 to the Global
Custody Agreement ("Agreement"), dated December 6, 1996, between The Chase Manhattan Bank and each of the investment companies listed on Exhibit 1 thereto.

	It is agreed as follows:

	1.	The contents of Exhibit 1 to the Agreement are
deleted, and the following is hereby substituted in lieu thereof:

Smith Barney World Funds, Inc.
	Emerging Market Portfolio
	European Portfolio
	Global Government Bond Portfolio
	International Balanced Portfolio
	International Equity Portfolio
	Pacific Portfolio

Smith Barney Natural Resources Fund Inc.

Smith Barney Income Funds
	Smith Barney Diversified Strategic Income Fund

Smith Barney Investment Funds Inc.
	Smith Barney Hansberger Global Value Fund
	Smith Barney Hansberger Global Small Cap Value Fund

Consulting Group Capital Markets Funds (TRAK)
	International Equity Investments
	International Fixed Income Investments
	Emerging Markets Equity Investments

The Italy Fund

Travelers Series Fund Inc. (Vintage)
	GT Global Strategic Income Portfolio
	Smith Barney International Equity Portfolio
	Smith Barney Pacific Basin Portfolio

Travelers Series Trust (Architect)
	Lazard International Stock Portfolio

Greenwich Street Series Fund (Symphony) (Formerly, Smith
Barney Series Fund)
	Diversified Strategic Income Fund
	International Equity Fund


	2.	Except as modified hereby, the Agreement is
confirmed in all respects.

	IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


EACH OF THE INVESTMENT 		THE CHASE
COMPANIES LISTED ABOVE		MANHATTAN BANK

By:                                                        By:

Print Name: Lewis Daidone                   Print Name:

Title: Senior Vice President                   Title: